EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 27, 2009 (September 9, 2009 as to the subsidiary guarantor disclosure in Note Q), with respect to the consolidated financial statements of Concho Resources Inc. and subsidiaries included in this Current Report on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of Concho Resources Inc. on Form S-8 (File No. 333-145791, effective August 30, 2007) and Form S-3 (File No. 333-154737, effective October 24, 2008)
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
September 9, 2009